Financial Contact:  Mark Van Genderen (414) 343-8002
Media Contact:  Bob Klein (414) 343-4433

HARLEY-DAVIDSON, INC. ANNOUNCES RESULTS OF
ANNUAL SHAREHOLDER MEETING

Ziemer Elected CEO; Board of Directors Increases Dividend and
Authorizes Additional Share Buyback

Milwaukee, Wis., May 2, 2005 – Harley-Davidson, Inc. (NYSE: HDI) announced today that its Board of Directors elected James L. Ziemer as its CEO, increased the dividend, and also approved an additional share repurchase authorization at the Annual Shareholder Meeting in Milwaukee on April 30, 2005. All items of business presented to shareholders were approved at the meeting.

Harley-Davidson, Inc.‘s Board of Directors approved a cash dividend of $0.16 per share payable June 24, 2005, to shareholders of record as of June 14, 2005. This represents a 28 percent increase over the previous dividend paid on March 25, 2005. The Board of Directors also authorized the repurchase of up to 20 million shares of the Company’s stock. This authorization is in addition to the previous 20 million share repurchase authorization approved by the Board of Directors on April 24, 2004.

“Harley-Davidson’s exceptional business performance has generated a strong cash flow, enabling the Company to return value to shareholders through increasing its dividend and authorizing the repurchase of additional shares of stock,” said Ziemer.

During the meeting, the shareholders approved the reelection of George Conrades, Sara Levinson and George Miles as Class II Directors. The Employee Short Term Incentive Plan was also approved, and Ernst & Young, LLP was ratified as the Company’s independent auditor for calendar year 2005.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.